Exhibit 99.1

Quantum Materials Corp Provides Investor Update on Operations

San Marcos, TX, January 27 2020 - (GLOBE NEWSWIRE) — Leading American nanomaterial and cadmium free quantum dot producer and product company Quantum Materials Corp (OTCQB:QTMM) today provided the following operations update to investors.

Recent Milestones Achieved;

●	March ‘19 QMC receives $500K upfront licensing fee for Assam, India solar project,

●	April ‘19 QMC unveils industry first 100% cadmium free, RoHS compliant, quantum dot LCD display film with 95% Rec. 2020 color gamut coverage,

●	June ‘19 QMC announces $1Million equipment order for Assam India solar project,

●	July ‘19 QMC announces expansion of Assam India solar project in update,

●	August ‘19 QMC acquires Capstan Platform Inc. a leader in blockchain platform design to build QMC’s anti-counterfeit product line. Jay Williams a long-time technology pioneer and architect joins QMC as Chief Technology Officer,

●	September ‘19 QMC establishes a business advisory board with deep experience and networks spanning supply chain, national security, government, technology, consumer goods, finance and more,

●	September ‘19 QMC announces anti-counterfeit focus with QDX Ledger Blockchain Platform and new hire John Hartigan as Chief Revenue Officer,

●	October ‘19 QMC releases update on our Assam, India licensee’s solar project with increased volume and revenue projected for 2021 due to expansion from the original 20,000 sq. ft facility to 75,000 sq. Ft.,

●	November ‘19 QMC provides vision and market opportunities for the QDX Ledger Anti-counterfeit Platform in live webinar,

●	January ‘20 letter of intent signed for $2M equity investment and Joint Venture to form Quantum Materials Vertical Technologies, LLC.

TRUST IN THE LIGHT - BONDING THE PHYSICAL AND THE DIGITAL

The QDX™ Platform combines the molecular power of quantum dots and the security of distributed ledger technology (blockchain) to address the $1.2 trillion global counterfeiting and product liability problem. The QDX platform is a cost effective passive additive technology that dramatically enhances tracking and security utilizing smart device technology. Multiple global companies have begun exploration of the technology and how it can be implemented into their product lines and supply chains. Sectors such as apparel, luxury brands, oil & gas, high security ink and paper, defense, environmental, cannabis and many more are looking for solutions such as the QDX platform with the desire to integrate across their supply chains. Stay tuned for more exciting news to come about the QDX platform in 2020.

Operations Update Letter from QMC CEO Stephen Squires:

2019 Was an exciting year for QMC! We achieved significant steps to monetization of our quantum dot technology. We hit many important milestones technologically and commercially. QMC made a key acquisition with the purchase of Capstan platform digital assets and key hires to support expansion and growth. Solar production demand is increasing dramatically as does demand for quantum dots in the display space all of which QMC is leveraging to produce revenues and position itself as the leader in high volume, high quality, environmentally friendly quantum materials and production technologies.

Another major development is the QDX platform and our integration of quantum dot production and DLT/blockchain. It has become clear that quantum dots have the potential to be used in many applications as markers to identify physical items in specific locations in time and space. Up until now there was no way to identify the dots uniquely or serialize the dots. The QDX platform for the first time in history bonds the physical and the digital in a tamper proof highly secure digital environment. For the first time dots will be “branded”, registered and serialized as they are produced and associated with a cryptographic hash identifier in the blockchain.

In another industry first QDX Ledger incorporating the latest distributed ledger protocols including Hyperledger Sawtooth and DAML. We will be sharing more details as the development nears completion in the third quarter. In the meantime, we are seeking proof of concepts with a number of significant companies that see the benefits of being early adopters of industry use cases. This technology opens up a myriad of business use cases and opportunities to fight the global $1.2 trillion counterfeit and product liability problem we are all affected by. We are well positioned to be the first quantum dot enabled revenue producing use case in the global track and trace marketplace.

Display manufacturers continue to court us and our cadmium free quantum dot technologies. As mentioned in our 2019 highlights, the achievement of the industry first 100% cadmium free RoHS compliant, quantum dot LCD display film to exceed 95% Rec. 2020 color gamut created inquiries for testing with multiple display OEMs to potentially license our capabilities. As many of you may have seen this last holiday shopping season, QLED and quantum displays are now mainstream. The demand for environmentally friendly quantum dots is exponentially higher than 12 months ago as evidenced by this headline: “Samsung to invest $11bn in cutting-edge quantum dot displays” - Nikkei Asian Review Moving into 2020. QMC is well positioned to take advantage of this new mass adoption of quantum dot displays and is hard at work to validate its next generation technology to the display screen marketplace.

There seems to be much misinformation regarding the uptake of quantum dots in displays. The marketplace is very dynamic and is rapidly become commoditized. Other than Samsung all, other QD displays are using some cadmium. As the Chinese display manufactures have now embraced cadmium solutions inexpensive cadmium display films are entering the market at low prices. All other current solutions require a barrier film in order to pass the long-term stability testing. QMC recognized that in order to succeed in this marketplace we need to deliver a cadmium free product that is RoHS compliant, provides superior REC 2020 performance and meet the stability requirements at a price point competitive with the Chinese pure cadmium offerings. The only way to achieve this was to eliminate the need for the barrier film. QMC has just completed the stability testing of this product and anticipate introducing it to the market during 2020. In parallel to this effort we remain active in our effort to license our display technologies to one or more significant display industry companies.

Solar demand and opportunities continue to grow. Though the Assam India solar project, our licensee had delays due to weather and is now moving forward and back on track and projections for our licensees’ quantum dot production have increased which is welcome news. We have also identified additional regions in India and the Middle East who desire to license our technologies in the same way. We are working to upgrade micro reactor equipment to be more secure, handle greater demand and work more efficiently and with less maintenance.

We know many of you have questions about the company’s filing status. We have been working with our auditors and counsel to complete our disclosures, particularly in regard to equities. The company has a number of complex transactions and we are making an extra effort to detail these in our disclosures.

Our Assam licensees have assured us that they are working diligently to make up for time lost due to the recent historical flooding that the Assam region experienced. We have been informed that the site work is nearing completion and that some construction is being conducted offsite as prefabricated components. Our licensee has already made significant payments and additional payments are due to us once the reactors are setup and tested. This will allow us to recognize revenue once these benchmarks are met. We will also be delivering pre and post processing equipment this year.

Business Fundamentals/ Striving to Build Value

We have continued to maintain aggressive cost control measures, never forgetting this is a marathon and not a sprint. We believe we will be able to duplicate our Assam license model in other regions and we are working diligently to monetize our quantum dot solar technology and display material technologies via licensing.

Our Assam India licensee has reported that now that the flood waters have subsided, site work is being completed and as much construction as feasible is being prefabricated off site. They have expressed their dedication to making every effort to make up for time lost due to mother nature wrath.

We believe our QDX Ledger Platform can help solve the worldwide counterfeit products problem. We also believe this will create significant value for QMC as a foundation for numerous recurring revenue income streams. We are continuing to focus more resources on R&D and with our continuous flow technology we have been able to leverage every dollar spent. To further streamline our operations we have continued to analyze our operating costs and make reductions whenever and wherever possible.

2020 looks to be another exciting year as we build and grow on our successes of 2019. The whole team is grateful for your continued support. The future is bright!

Stephen B. Squires Chairman and CEO

ABOUT QUANTUM MATERIALS CORP.

Quantum Materials Corp (QMC) develops and manufactures quantum dots and nanomaterials for use in display, solar energy and lighting applications through its proprietary high-volume continuous flow production process. Combined with its proprietary blockchain technology, QMC’s unique quantum dots are also used in anti-counterfeit applications.

QMC’s volume manufacturing methods enable consistent quality and scalable cost reductions to provide the foundation for technologically superior, energy efficient and environmentally sound displays, the next generation of solid-state lighting and solar photovoltaic power applications. By leveraging the highly tunable emission quality of its quantum dots, combined with its scalable blockchain platform, QMC also offers products that underpin anti-counterfeit initiatives. For more information, visit Quantum Materials Corp at www.quantummaterialscorp.com.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements that involve risks and uncertainties concerning our business, products, and financial results. Actual results may differ materially from the results predicted. More information about potential risk factors that could affect our business, products, and financial results are included in our annual report and in reports subsequently filed by us with the Securities and Exchange Commission (“SEC”). All documents are available through the SEC’s Electronic Data Gathering Analysis and Retrieval System (EDGAR) at http://www.sec.gov/ or from our website. We hereby disclaim any obligation to publicly update the information provided above, including forward-looking statements, to reflect subsequent events or circumstances.

QUANTUM MATERIALS CORP CONTACT:

Stephen B. Squires

President & CEO

ssquires@quantummaterialscorp.com

INVESTOR RELATIONS CONTACT:

Clay Chase

619.917.6771

cchase100@yahoo.com

MEDIA CONTACT:

Rich Schineller

Perception Management

941.780.8100

rich@prmgt.com